Exhibit 10.9
TAX CREDIT PURCHASE AGREEMENT
This Tax Credit Purchase Agreement (this “Agreement”) is made and entered into as of July 18, 2025 (the “Execution Date”), by and between Calistoga Resiliency Center, LLC, a Delaware limited liability company (“Seller”), Calistoga Resiliency Center HoldCo, LLC, a Delaware limited liability company (“Seller HoldCo”) and Vitol Inc., a Delaware corporation (“Buyer,” and together with Seller and Seller HoldCo, collectively, the “Parties,” and each, a “Party”).
WITNESSETH:
WHEREAS, Seller Holdco is the sole owner of Seller for U.S. federal income tax purposes, and Seller HoldCo will be entitled to receive the Section 48 Tax Credits (as defined below) in connection with the Project (as defined below) placed in service for U.S. federal income tax purposes by Seller, and pursuant to Treasury Regulations Section 1.6418-2(a)(3)(iii), the Seller HoldCo will make a transfer election; and
WHEREAS, Seller HoldCo has and will have renewable energy investment tax credits under Section 48 of the Internal Revenue Code of 1986, as amended (the “Code” and such tax credits, “Section 48 Tax Credits”) generated by Seller’s hydrogen energy storage property (the “Hydrogen Storage Property”), battery energy storage system (the “BESS”), and fuel cell property (the “Fuel Cells”) located in Calistoga, California during Seller’s tax year ending December 31, 2025, as further described in Exhibit B (collectively, the “Project”); and
WHEREAS, Seller, Seller HoldCo and Buyer, by entering into this Agreement, wish to define the terms pursuant to which Seller will sell, transfer and assign to Buyer and Buyer will purchase from Seller certain Section 48 Tax Credits.
NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Seller and Seller HoldCo’s Obligation to Deliver Tax Credits to Buyer; and Buyer’s Obligation to Buy. Seller and Seller HoldCo shall make available for sale to Buyer, and Buyer shall purchase from Seller, all Section 48 Tax Credits generated by the Project during the Term (the “Tax Credits”), with the actual amount of Tax Credits to be transferred set forth in the Notice described in Section 2 of this Agreement and the Purchase Price (as such term is defined in Section 3 of this Agreement) for such Tax Credits determined as described in Section 3 (the “Closing”); provided that “Tax Credits” shall not include, and Buyer shall not be obligated to purchase and Seller shall not be obligated to sell, (a) any Tax Credits generated by the Project if they are not placed in service for U.S. federal income tax purposes (“Placed In Service”) after January 1, 2025 and before December 15, 2025 or (b) any Tax Credits generated by the Project to the extent the aggregate Purchase Price to be paid by Buyer hereunder as a result of such purchase and sale would exceed (i) $47,000,000 (the “Total Commitment”) during the Term, unless Seller and Buyer mutually agree to increase the Total Commitment.
2.Closing. The date on which the Closing actually occurs shall be referred to herein as the “Tax Credit Closing Date,” which shall occur upon the later of (i) September 2, 2025 and (ii) satisfaction of the conditions described in Section 6. Seller shall provide to Buyer written notice at least ten (10) Business Days (where “Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York) (or such other amount of time as agreed by the Parties) in advance of the Tax Credit Closing Date (the “Notice”), which Notice shall include the proposed Tax Credit Closing Date and the total amount of the Tax Credits that are determined with respect to the Project and, if different, the total amount of the Tax Credits to be purchased on the Tax

Credit Closing Date. For the avoidance of doubt if the conditions described in Section 6 are not met on or before December 15, 2025, the Seller shall have the option, in its sole discretion, to terminate this Agreement.
3.    Buyer’s Obligation to Remit Purchase Price.
(a)Buyer agrees to pay eighty-five cents ($0.85) per each one dollar ($1.00) worth of Tax Credits (“Price Per Credit”).
(b)With respect to the Closing, the “Purchase Price” shall equal (i) the applicable Price Per Credit multiplied by (ii) the amount of Tax Credits to be purchased on the Tax Credit Closing Date. Subject to the terms and conditions set forth in this Agreement, Buyer agrees to pay the relevant Purchase Price to Seller on the Tax Credit Closing Date, such funds to be delivered by wire transfer in accordance with Exhibit B, or as otherwise instructed by Seller by providing a revised Exhibit B to Buyer at least five (5) Business Days before the Tax Credit Closing Date. Notwithstanding anything herein to the contrary, Buyer is not obligated to pay to Seller the Purchase Price unless the deliverables described in Section 5(b) have been delivered to Buyer. Notwithstanding anything herein to the contrary, Seller is not obligated to file Tax Credit Transfer Documentation reflecting the transfer of Tax Credits in excess of those for which the applicable Purchase Price has been received by Seller.
4.    Term. The initial term of this Agreement shall be from and after the Execution Date until the Tax Credit Closing Date or earlier termination pursuant to Section 2 (the “Term”). By mutual agreement, the parties may elect to extend the Term on substantially similar terms.
5.    Execution Date Deliverables and Closing Deliverables.
(a)    On or prior to the Execution Date, Seller shall deliver, or cause to be delivered, to Buyer each of the following (and by its execution of this Agreement on the Execution Date, Buyer hereby acknowledges and agrees that each of the following has been delivered in full):
(i)Evidence that Seller HoldCo is an “eligible taxpayer” within the meaning of Regulations § 1.6418-1(b), including the organizational documents of Seller and Seller HoldCo and any other financing documentation;
(ii)A guarantee by Energy Vault Holdings, Inc. (the “Seller Guarantor”) of Seller and Seller HoldCo’s indemnity obligations under this Agreement, in form and substance satisfactory to Buyer (the “Seller Guarantee”); and, within thirty (30) days after the Execution Date, evidence in the form of a certified resolution, officer’s certificate, or other evidence reasonably satisfactory to Buyer that the Board of Directors of Seller Guarantor has duly authorized and ratified the execution, delivery, and performance of the Seller Guarantee;
(iii)True and correct copies of Seller Guarantor’s most recent audited annual and quarterly unaudited financial statements;
(iv)A duly executed Form W-9 or certificate in form and substance reasonably satisfactory to Buyer, to establish that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code;

(v)Officer’s certificates from an authorized person of Seller and Seller HoldCo attaching Seller and Seller HoldCo’s organizational documents (including, for the avoidance of doubt, limited liability company agreements), evidence of incumbency and good standing, and customary resolutions authorizing or ratifying Seller and Seller HoldCo’s entry into this Agreement, as applicable, in form reasonably satisfactory to Buyer;
(vi)A form of Tax Credit Representation Certificate for the Project, duly executed by Seller in the form of Exhibit C;
(vii)A draft cost segregation report for the Project; and
(viii)A draft independent engineer report for the Project.
(b)    On or prior to the Tax Credit Closing Date, Seller shall deliver, or cause to be delivered, to Buyer or, in the case of clause (xiv), Buyer shall have received, each of the following:
(i)A draft of the forms described in Treasury Regulation § 1.6418-2(b)(3) with respect to the Project (containing, among other things, if available at such time, the registration number(s) provided by the U.S. Internal Revenue Service (the “IRS”) under Treasury Regulations § 1.6418-4(c)(1)) (the “Section 6418 Forms”) that will be filed by Seller HoldCo and its consolidated parent with their original U.S. federal income tax return in respect of the transfer by Seller HoldCo of Tax Credits, along with drafts of any supporting documents required to be filed therewith, with respect to those Tax Credits;;
(ii)A completed, but unsigned, draft Transfer Election Statement in the form of Exhibit D with respect to the Project, in form and substance satisfactory to Buyer;
(iii)A Tax Credit Representation Certificate for the Project, duly executed by Seller in form and substance satisfactory to Buyer, including attachments with all supporting documentation for the representations therein;
(iv)Any other information or documentation required to transfer the Tax Credits to Buyer as required by the IRS pursuant to Section 6418(g)(1) of the Code and applicable Treasury Regulations and guidance thereto (collectively, the deliverables identified in Sections 5(b)(i) through (iv), “Tax Credit Transfer Documentation”);
(v)If requested by Buyer or the insurer or broker with respect to the Tax Credit Insurance Policy (as defined below), a final appraisal for the Project demonstrating that the Section 48 Tax Credits for the Project are in an amount no less than the amount of the Tax Credits set forth in the Notice, in form and substance satisfactory to Buyer.
(vi)A final cost segregation report for the Project in form and substance satisfactory to Buyer;
(vii)Evidence of eligibility for the increased credit amount under Section 48(a)(9) of the Code through compliance with prevailing wage and apprenticeship requirements set forth in Sections 48(a)(10) and (11) of the Code and the regulations promulgated thereunder (the “PWA Requirements”), including a consultant report, each in form and substance satisfactory to Buyer;

(viii)Evidence of eligibility for the increased credit amount under Section 48(a)(12) of the Code through satisfaction of the domestic content requirements set forth therein, regulations promulgated thereunder, and in guidance published by the Internal Revenue Service (the “Domestic Content Requirements”), including a consultant report, each in form and substance satisfactory to Buyer;
(ix)The final independent engineer report in form and substance satisfactory to Buyer;
(x)The final insurance report by Blades, Crout & Proulx LLC with respect to the Project in form and substance satisfactory to Buyer;
(xi)The signed counterparts to the consent to collaterally assign this Agreement (the “Consent”) and an execution version of the Consent in form and substance reasonably acceptable to Buyer and the applicable Purchasers under that certain Note Purchase Agreement, dated April 4, 2025, by and between Seller and Eagle Point Enhanced Income Fund LP, Eagle Point Enhanced Income Trust, and Eagle Point Core Income Fund LP, as the Purchasers (the “NPA”) and/or their agent;
(xii)The executed forbearance agreement under the NPA in form and substance reasonably acceptable to Buyer;
(xiii)A bound tax credit insurance policy listing Buyer as the named insured with (i) coverage, terms, and pricing in form and substance satisfactory to Buyer (the “Tax Credit Insurance Policy”) and (ii) that includes a waiver of subrogation against Seller, unless Seller consents to such subrogation; provided, that if Buyer cannot procure a policy satisfactory to it with the conditions in clause (ii) and Seller does not provide consent, then Seller shall have the opportunity to procure and pays for a Tax Credit Insurance Policy satisfactory to Buyer and if Seller is not able, or chooses not, to procure such policy than this condition shall be deemed not met (subject to Buyer’s waiver in its sole and absolute discretion).
(xiv)In addition, Buyer shall have received a tax opinion from Vinson & Elkins LLP, as counsel to Buyer, which opinion shall be in form and substance satisfactory to Buyer (the “V&E Tax Opinion”);
(xv)Confirmation of the date the Project (and each separate unit of energy property comprising the Project) was Placed In Service, including an Independent Engineer’s Placed in Service Certificate prepared by E3 Consulting Services, LLC (the “Independent Engineer”) in form and substance satisfactory to Buyer; and
(xvi)Such other items as reasonably requested by Buyer or the insurer or broker with respect to the Tax Credit Insurance Policy (as defined below), as determined through due diligence or based on changes to law or fact.
(c)    On or prior to the Execution Date, Buyer shall deliver, or cause to be delivered, to Seller an officer’s certificate from an authorized person of Buyer attaching Buyer’s organizational documents, evidence of incumbency and good standing, and customary resolutions authorizing or ratifying Buyer’s entry into this Agreement, as applicable, in form reasonably satisfactory to Seller.
(d)    On or prior to the Tax Credit Closing Date, Buyer shall deliver, or cause to be delivered, to Seller signed counterparts to the Consent.
6.    Conditions Precedent to the Tax Credit Closing Date.
(a)    The obligation of Buyer to effect the Closing is subject to the fulfillment or waiver by Buyer on or prior to the Tax Credit Closing Date of each of the following conditions:
(i)Seller shall have delivered to Buyer each of the documents or confirmations described in Section 5(b);
(ii)Seller shall have delivered to Buyer proof of completion of the registration required by Section 6418 of the Code and Treasury Regulations § 1.6418-4 and the registration number of each energy property comprising the Project;
(iii)Confirmation that all invoiced Transaction Expenses (defined below) have been paid or will be paid concurrently on the Tax Credit Closing Date;
(iv)Since the Execution Date, (A) there has been no actual or proposed change in U.S. federal income tax law which has not been reflected as an update to the value of Tax Credits to be purchased on the Tax Credit Closing Date, if possible and as necessary, to remain consistent with the intent and commercial agreement of the parties set forth in this Agreement as of the Execution Date and (B) there has been no material adverse change in law that (1) is reasonably expected to have a material adverse effect on the ability of Seller, Seller HoldCo, or Buyer to perform their obligations hereunder in respect of Buyer’s purchase of the Tax Credits or (2) would make it illegal for Buyer to purchase the Tax Credits;
(v)Lien searches establishing that none of Seller, Seller HoldCo, the Project nor any subsidiary of Seller or Seller HoldCo holding a direct or indirect interest in the Project are subject to any secured liens other than those permitted liens listed on Schedule PL (“Permitted Liens”);
(vi)Satisfactory completion of due diligence by Buyer (including diligence in respect of tax credit qualifications and the amount of available Tax Credits);
(vii)All representations and warranties made by Seller and Seller HoldCo in this Agreement and each Tax Credit Representation Certificate are true, correct and complete in all material respects as of the Tax Credit Closing Date or, if a representation or warranty relates solely to a specified earlier date, as of such earlier specified date;
(viii)The Tax Credit Closing Date is occurring on or prior to December 25, 2025.
(b)    The obligation of Seller to effect the Closing is subject to the fulfillment or waiver by Seller on or prior to the Tax Credit Closing Date of the condition that Buyer shall have delivered to Seller each of the documents described in Section 5(c) and paid the Purchase Price to Seller in accordance with Section 3.

7.Withholding. Buyer acknowledges that, provided that it has received a duly executed Form W-9 or certificate in form and substance reasonably satisfactory to Buyer, it does not believe that deduction or withholding from the Purchase Price is required pursuant to the Code or any other applicable law. If Buyer determines that a change in the Code or applicable law requires any deduction or withholding, Buyer shall inform Seller of such requirement at least ten (10) days prior to the Tax Credit Closing Date with respect to which such deduction or withholding shall apply and shall cooperate with Seller to reduce or eliminate any such deduction or withholding. If such deduction or withholding cannot be eliminated, Buyer shall be entitled to deduct and withhold from payment of the Purchase Price, or any other amounts (or any portion thereof) payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable law. To the extent that amounts are so withheld, such withheld amounts shall be paid by such withholding party to the relevant governmental authority and shall be treated for all purposes of this Agreement as having been paid to the party to whom such amounts would otherwise have been paid and Buyer shall provide Seller with documentary evidence reflecting the submission of any such amount to the relevant governmental authority.
8.Representations, Warranties and Covenants of Seller and Seller HoldCo. Seller and Seller HoldCo represent, warrant, and covenant to Buyer as of the Execution Date and the Tax Credit Closing Date as follows, provided that the representations, warranties and covenants in this Section 8 made on a Tax Credit Closing Date shall be deemed made only with respect to the Tax Credits to be purchased on the Tax Credit Closing Date and the Project:
(a)Seller and Seller HoldCo have the authority to enter into this Agreement and all documents, agreements and certificates to be delivered pursuant to this Agreement, (collectively and together with the Tax Credit Insurance Policy, the “Transaction Documents”) and to carry out the transactions contemplated hereunder and thereunder;
(b)Seller HoldCo as the tax owner of the Project (i) is or will be eligible for the Tax Credits and (ii) would be entitled to claim the full amount of the Tax Credits on its U.S. federal income tax return for the 2025 calendar year if the transactions contemplated by this Agreement were not carried out;
(c)Seller HoldCo shall transfer the Tax Credits to Buyer free and clear of all liens, claims, and similar encumbrances;
(d)The execution, delivery and performance by Seller and Seller HoldCo of this Agreement and the other Transaction Documents to which Seller and Seller HoldCo is a party have been duly authorized by all necessary action on its part and this Agreement and the Transaction Documents are valid and binding upon, and enforceable against Seller and Seller HoldCo in accordance with the applicable terms hereof and thereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity;
(e)Seller and Seller HoldCo have sought their own tax advice from qualified tax and financial advisors regarding the tax implications of the transactions contemplated hereunder and are responsible for paying their own costs and expenses associated with the transfer of the Tax Credits;
(f)Seller and Seller HoldCo have not relied upon any documents, summaries, projections or other information directly or indirectly provided by Buyer regarding the tax implications of the transaction contemplated hereunder;

(g)Except as contemplated pursuant to this Agreement and the NPA under which Seller is permitted to sell the Tax Credits pursuant to the Transaction Documents, Seller and Seller HoldCo have not pledged, assigned, transferred or otherwise disposed of or encumbered the Tax Credits, or any of their rights, titles or interests in and to the Tax Credits and no third party has any right, title or interest therein. No person has claimed on any tax return any tax credits pursuant to Sections 45, 45Y, 45V or 48E of the Code, or any other tax credits that are available with respect to ownership or operation of the Project or any property that is part of the Project;
(h)Except as provided in this Agreement and the NPA under which Seller is permitted to sell the Tax Credits pursuant to the Transaction Documents, no person other than Seller and Seller HoldCo has an ownership interest, and no person has a right to acquire a direct ownership interest, in the Project or the Tax Credits and there are no liens, security interest, claims or similar encumbrances on the Tax Credits or, other than Permitted Liens, Seller, Seller HoldCo or the Project;
(i)No Tax Credits have been carried forwards or backwards pursuant to Section 39 of the Code;
(j)Seller HoldCo is a corporation for U.S. federal income tax purposes and will file its U.S. federal income tax returns consistently with the transaction described herein and shall report the transfer of the Tax Credits to Buyer in a manner consistent with this Agreement. No elective payment has been, or will be, applied for under Section 6417 of the Code with respect to the Tax Credits. Seller is an entity disregarded from Seller HoldCo for U.S. federal income tax purposes. No transfer (except as set forth in this Agreement) has been, or will be, elected under Section 6418 of the Code with respect to the Tax Credits;
(k)Seller HoldCo is an “eligible taxpayer,” as defined in Section 6418(f)(2) of the Code and as of the date the Project was Placed In Service and at all times since, Seller HoldCo was treated as owning the Project for U.S. federal income tax purposes;
(l)The at-risk rules pursuant to Section 49 of the Code will not result in any adjustment, reduction or limitation of the amount of the Tax Credits;
(m)The rules pursuant to Section 50(b) of the Code will not result in any adjustment or limitation of the amount of the Tax Credits;
(n)Seller and Seller HoldCo are not, and shall not take any action that would reasonably be expected to cause it to become, related to Buyer pursuant to Sections 267(b) and 707(b) of the Code;
(o)Seller’s and Seller Holdco’s taxable year ends on December 31st;
(p)Except in connection with the NPA for which a Consent has been executed and delivered pursuant to Section 5(b)(xi) , and except for Permitted Liens, Seller and Seller HoldCo shall not permit the assets of Seller, Seller HoldCo, the Project or the equity interests in any subsidiary of Seller or Seller HoldCo holding a direct or indirect interest in the Project to be subject to any liens;
(q)The applicable Tax Credit Representation Certificate is true, correct, and complete;

(r)Neither the Project nor any unit of energy property comprising the Project was Placed In Service prior to March 5, 2025;
(s)The Project is used entirely in the United States within the meaning of Section 50(b)(1) of the Code;
(t)The Project (and each unit of energy property comprising the Project) was or will be Placed in Service in calendar year 2025;
(u)Each Fuel Cell is eligible energy property pursuant to Section 48(a)(3)(A)(iv) of the Code and Treasury Regulation Section 1.48-9(e)(4) which consists of a fuel cell power plant that has a nameplate capacity of at least 0.5 kW of electricity using an electrochemical or electromechanical process, and an electricity-only generation efficiency greater than 30 percent. In calculating the Section 48 Tax Credits available in respect of each Fuel Cell, the limitation set forth in Section 48(c)(1)(B) was taken into account;
(v)The Hydrogen Energy Storage Property is eligible energy property pursuant to Section 48(a)(3)(A)(ix) of the Code and Treasury Regulation Section 1.48-9(e)(10)(iv) which stores hydrogen and has a nameplate capacity of not less than 5 kWH;
(w)The BESS is eligible energy property pursuant to Section 48(a)(3)(A)(ix) of the Code and Treasury Regulation Section 1.48-9(e)(10)(ii) which receives, stores, and delivers energy for conversion to electricity, and has a nameplate capacity of not less than 5 kWh;
(x)The Project (and each unit of energy property comprising the Project) has been, or will be, timely registered in the manner required by Section 6418 of the Code and Treasury Regulations § 1.6418-4;
(y)The Tax Credit eligible basis of the Project is no less than the amount set forth in the final cost segregation study delivered to Buyer;
(z)Seller and Seller HoldCo have been and are in compliance with all applicable laws the breach of which would be expected to cause a Recapture Event (defined below) with respect to Buyer;
(aa)    Construction of the Project began prior to December 31, 2024 within the meaning of, and for the purposes or, Section 48 of the Code, IRS Notices 2018-59 as modified by any subsequent IRS guidance regarding the Section 48 Tax Credits “Beginning of Construction” requirements, including IRS Notice 2022-61 and any other guidance (including frequently asked questions and answers), instructions or terms and conditions published or issued by the Treasury or the IRS in respect of or under Code Sections 45 or 48 as it relates to the “begin construction” requirement therein (“Beginning of Construction Guidance”). The property comprising the Fuel Cells, Hydrogen Energy Storage Property and BESS is treated as a single project within the meaning of the Beginning of Construction Guidance and an “energy project” as defined in Section 48(a)(9)(A)(ii);
(bb)    The PWA Requirements have been satisfied with respect to the Project and all PWA Requirements will continue to be satisfied, such that the Project is eligible for (and will not be subject to any reduction, loss, or recapture of) the increased credit amount under Section 48(a)(9) of the Code;

(cc)    The Project satisfies the Domestic Content Requirements, such that the Project is eligible for the increased credit amount under Section 48(a)(12) of the Code (i.e., a Section 48 Tax Credit of 40%);
(dd)    None of the property in the Project is owned by or leased to a “tax-exempt entity” within the meaning of Section 168(h)(2)(A) and Section 168(h)(6)(F)(iii) of the Code, is “tax-exempt bond financed property” within the meaning of Section 168 of the Code, imported property of the kind described in Section 168(g)(6) of the Code or “public utility property” within the meaning of Section 168(f)(2) of the Code;
(ee)    None of the property in the Project is property financed by tax-exempt bonds within the meaning of Section 48(a)(4) of the Code;
(ff)    No event within the meaning of Section 50 of the Code or the Treasury Regulations thereunder (including Treasury Regulations promulgated under Sections 47 or 6418 of the Code) has occurred, and Seller and Seller HoldCo have no knowledge of any event or transaction that is reasonably likely to occur that could result in such an event;
(gg)    No portion of the assets of the Project has benefited from the proceeds of any grant or rebate program that could cause a reduction in the amount of the Tax Credits, and no application with respect to any such grant or rebate has been filed or submitted;
(hh)    No portion of the basis of any property included in the Project is or will be attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code;
(ii)    Not more than five percent (5%) of the equipment, parts and materials included in the Project consists of property previously used, except in the development, construction, start-up, commissioning and operation of the Project;
(jj)    None of the Tax Credits with respect to the Project relate (i) to “bonus” credits available under Section 48(a)(14) and Section 48(e) of the Code or (ii) to interconnection property under Section 48(a)(8);
(kk)    None of the following have occurred:
i.any reduction, diminishment, loss, disqualification, recapture, disallowance or lack of the right to claim all or any portion of the Tax Credits, or a determination of an Excessive Credit Transfer (defined below);
ii.a U.S. federal income tax return for calendar year 2025 is filed by Seller HoldCo’s consolidated group that reflects an amount of Tax Credits that is less than the amount of Tax Credits sold pursuant to this Agreement;
iii.Seller Holdco’s consolidated U.S. federal income tax return for calendar year 2025, including the Transfer Election Statement, is not timely and duly filed (each of i-iii, a “Loss Event”); and
(ll)    Neither Seller nor Seller HoldCo has knowledge of any event or transaction that would reasonably be expected to result in the occurrence of a Loss Event.

9.    Representations and Warranties of Buyer. Buyer represents, warrants and covenants to Seller and Seller HoldCo as of the Execution Date and the Tax Credit Closing Date as follows:
(a)Buyer has the authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to carry out the transactions contemplated hereunder and thereunder;
(b)The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is or will be a party have been duly authorized by all necessary action on its part and this Agreement and the Transaction Documents to which it is a party are valid and binding upon, and enforceable against Buyer in accordance with the applicable terms hereof and thereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity;
(c)Buyer has sought its own tax advice from qualified tax and financial advisors regarding the tax implications of the transactions contemplated hereunder and is responsible for paying its own costs and expenses associated with the transfer of the Tax Credits;
(d)Buyer has not relied upon any documents, summaries, projections or other information directly or indirectly provided by Seller regarding the tax implications of the transaction contemplated hereunder;
(e)Buyer is acting for its own account, has made its own independent investigation and decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, and has not relied and is not relying upon the advice or recommendations of Seller, or any representations, warranties or statements of, or information made available by, Seller or any of its affiliates or representatives, other than those representations and warranties set out in Section 8 and in each Tax Credit Representation Certificate delivered hereunder (which are Seller’s sole and exclusive representations and warranties in respect of the transactions contemplated by this Agreement), and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement; and
(f)Buyer is not an entity described in Section 6417(d)(1)(A) of the Code.
10.    Tax Covenants.
(a)    Seller HoldCo shall complete the pre-filing registration process with respect to the Tax Credits and cause each energy property comprising the Project to be registered at the time and in the manner required by Section 6418 of the Internal Revenue Code and Treasury Regulations § 1.6418-4, and shall promptly provide proof of completion of registration and the registration number of each energy property comprising the Project to Buyer; provided, Seller HoldCo shall deliver a fully executed Transfer Election Statement no later than sixty (60) days prior to September 15 of the year following the year in which the Project was Placed In Service. Seller HoldCo shall amend such registration if required by Treasury Regulations § 1.6418-4. With respect to any taxable year in which the Tax Credits are generated, Seller HoldCo shall (or shall cause its consolidated parent to) make a valid transfer election with respect to the Tax Credits at the time and in the manner required by Section 6418 of the Internal Revenue Code and Treasury Regulations § 1.6418-2 (including by filing IRS Forms 3468 and 3800 (with relevant schedule), reporting the registration number with respect to such property, and attaching the final applicable executed Transfer Election Statement).
(b)Seller and Seller HoldCo shall provide Buyer any other information or documentation as and when required by the IRS pursuant to Section 6418(g)(1) of the Code and applicable regulations and guidance issued thereunder, including the final applicable Transfer Election Statement executed by Seller HoldCo for execution by Buyer and prompt return to Seller HoldCo. Within ten (10) Business Days after filing its federal income tax return for the applicable tax year, but no later than October 1st of such applicable year, Seller HoldCo shall deliver to Buyer a copy of the Section 6418 Forms as filed, with any additional tax-related information in the possession of Seller and Seller HoldCo that Buyer may reasonably request in order to prepare its own income tax returns (with redactions of information that is not relevant to the transfer of the applicable Tax Credits pursuant to this Agreement); provided, however, with respect to any Tax Credit for which Buyer has made payment prior to the receipt of draft Section 6418 Forms, Seller HoldCo shall deliver to Buyer fully completed Section 6418 Forms that will be filed by Seller HoldCo (or its consolidated parent) with its original U.S. federal income tax return with respect to all such Tax Credits (along with drafts of any supporting documents required to be filed therewith) within five (5) Business Days of the date such Section 6418 Forms are available and in no event later than August 1. If the Section 6418 Forms filed in connection with Seller HoldCo’s U.S. federal income tax return and delivered to Buyer, as such return might be amended, modified and re-filed, reflect an amount of Tax Credits transferred to Buyer pursuant to Section 6418 of the Code in an amount less than or greater than such amount stated on the draft Section 6418 Forms delivered to Buyer pursuant to Section 5, the Purchase Price shall be reduced or increased (subject to the Total Commitment) by an amount equal to the product of such difference in the amount of Tax Credits and the applicable Price Per Credit. In the event that the Purchase Price is adjusted pursuant to this Section 10(b), (i) Seller shall refund any overpayment to Buyer, and (ii) Buyer shall pay to Seller the amount of any underpayment no later than ten (10) Business Days after delivery to Buyer of the applicable Section 6418 Forms pursuant to this Section 10(b) demonstrating such adjustment; provided, however, that the adjusted Purchase Price shall not exceed the Total Commitment.
(c)Seller and Seller HoldCo agree to furnish or cause to be furnished to Buyer, all material information and reasonable assistance (including access to books, accounts and records (including project, financial and accounting records) and any additional documents) relating to the Project, the Tax Credits, Seller or Seller HoldCo as is necessary for: (i) the preparation of any tax return, (ii) the response to any audit, investigation, information request or inquiry of any governmental authority with respect to the Tax Credits or (iii) the prosecution or defense against any claim with respect to taxes or the Tax Credits (with reasonable redactions of confidential information that is not relevant to the Tax Credits). Buyer agrees to furnish or cause to be furnished to Seller and Seller HoldCo, upon request, within a reasonable response time, all material information in the possession of Buyer and reasonable assistance (including by timely executing an acknowledgement to each Transfer Election Statement) that is necessary for Seller and Seller HoldCo to: (x) complete any required Tax Credit Transfer Documentation, (y) respond to any audit, investigation, information request or inquiry of any governmental authority with respect to the Tax Credits, or (z) the prosecution or defense against any claim with respect to taxes or the Tax Credits; provided, however, that Buyer shall not be required to furnish to Seller and Seller HoldCo the V&E Tax Opinion or any other privileged information.
(d)Seller and Seller HoldCo covenant that, from and after a Tax Credit Closing Date, Seller and Seller HoldCo will promptly inform Buyer of any Loss Event and Seller, Seller HoldCo, nor any of their subsidiaries or affiliates will not take any action that (or fail to take any action the failure of which) causes or could be reasonably expected to cause (i) a recapture, reduction, disallowance, loss or deferral of the applicable Tax Credits for which Buyer has paid the Purchase Price (including a recapture of all or any portion of the Tax Credits pursuant to Section 50(a) of the Code or attributable to the qualification of the Tax Credits, eligibility of the Tax Credits to be transferred under Section 6418 of the Code, or failure to transfer the Tax Credits in accordance with Section 6418 of the Code and the Treasury Regulations thereunder), but excluding, for the avoidance of doubt, any recapture of Tax Credits applicable to a member of Seller and Seller HoldCo and not to Buyer (any such recapture, reduction, disallowance, loss or deferral described in this clause (i), a “Recapture Event”) or (ii) any excessive credit transfer under Section 6418(g)(2) of the Code with respect to such Tax Credits (an “Excessive Credit Transfer”). On each of the first five anniversaries of the Tax Credit Closing Date, Seller shall deliver to Buyer an annual certification in the form attached as Exhibit E (a “Continuous Operation Certificate”), certifying that the Project remains in continued operation (except for scheduled maintenance downtime), no Recapture Event has occurred, and the Project’s general insurance coverage and Tax Credit Insurance Policy remains in place. If change in U.S. federal income tax law occurs that is reasonably expected to result in a Recapture Event, Seller, Seller HoldCo, and their affiliates shall take any actions and refrain from taking any actions that would reasonably be expected to prevent such change in U.S. federal income tax law from resulting in a Recapture Event. If a Recapture Event has occurred or is expected to occur, Seller and Seller HoldCo shall notify Buyer within five (5) Business Days of any such event or obtaining knowledge thereof. Such notice shall contain factual information describing the issue or Recapture Event in reasonable detail and shall include copies of any notice or other document received from any governmental authority and other pertinent information.
(e)Seller and Seller HoldCo shall be solely responsible for all sales, use, documentary stamp, real property transfer, real estate transfer, recordation, controlling interest, transfer, registration and other taxes (including any state or local income taxes), together with all recording expenses and notarial fees, attributable to, imposed upon or arising from the transactions contemplated by this Agreement (the “Transfer Taxes”). Seller HoldCo shall file when due all tax returns with respect to any such Transfer Taxes and remit such Transfer Taxes to the appropriate governmental authority; provided, however, that to the extent required by applicable law, Buyer will join in the execution of any such tax returns or other documents relating to such Transfer Taxes. Buyer, Seller, and Seller HoldCo shall use commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Tax that could be imposed.
(f)PWA Requirements.
i.With respect to the Project, Seller shall cause such Project to comply with the PWA Requirements during the construction of such Project and throughout the five-year period following the date such Project was Placed In Service.
ii.Seller shall obtain documentation evidencing that it has complied with the PWA Requirements with respect to the Project.
iii.Seller shall ensure that any contractor and its subcontractors is paid not less than the prevailing wages for construction, alteration, and repair as determined by the U.S. Department of Labor in the locality in which the Project is located and shall use qualified apprentice hours during the construction of the Project in an amount equal to at least 15% of total labor hours, shall satisfy the daily ratio requirement, and shall comply with all requirements of the relevant apprenticeship program, in each case in order to satisfy the PWA Requirements.
iv.    As provided in the Engineering, Procurement, and Construction Agreement, dated as of November 18, 2024, by and between the Seller and Energy Vault, Inc. (the “EPC Agreement”), the Covered Work (as defined in the EPC Agreement) for the Project is subject to:
1.prevailing wage requirements as described under Section 48(a)(10) of the Code which shall be based on (i) wage determinations from the Department of Labor, and (ii) adequate record-keeping requirements to prove the Seller (and Seller’s contractors and subcontractors) have paid wages at or above those levels; and
2.apprenticeship requirements as described under Section 48(a)(11) of the Code which are based on meeting (i) labor hour requirements, subject to any federal or state apprentice ratios required; (ii) apprentice participation requirements; and (iii) adequate record-keeping requirements, such as accounting for contractors and subcontractors, to prove hiring of qualified apprentices.
Seller is not aware of any breach of these requirements by Energy Vault, Inc. or otherwise and shall ensure ongoing compliance with these requirements.
(g)Except for the transactions contemplated by this Agreement, Seller and Seller HoldCo shall not permit or cause any direct or indirect transfer, sale or disposition of all, or any portion of, the Tax Credits to occur. Buyer shall not permit or cause any direct or indirect transfer, sale or disposition of all, or any portion of, the Tax Credits transferred hereunder; provided that, for the avoidance of doubt, Buyer may allocate the Tax Credits to its partners or members.
(h)Seller shall cause the Project to be Placed In Service in the calendar year 2025.
11.    Indemnity.
(a)    Subject to the terms and conditions of this Section 11, Seller and Seller HoldCo hereby indemnify, defend, reimburse and hold harmless Buyer or any of its affiliates on an after-tax basis, from and against any and all means all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, taxes, penalties, interest, fines, costs and expenses, of any nature whatsoever and including, for the avoidance of doubt, any Excessive Credit Transfer amount under Section 6418(g)(2)(A) of the Code (“Damages”) asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, that arise by reason of, or in connection with, any of the following (“Buyer Claims”):
i.any breach by Seller or Seller HoldCo of its representations and warranties or covenants contained in this Agreement or any other Transaction Document to which Seller or Seller HoldCo is a party (which, for the avoidance of doubt, includes any exhibits, certificates or other instruments attached hereto or thereto or delivered hereunder or thereunder);
ii.any Loss Event;
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iii.any additions to tax, penalties or interest imposed by any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, county or municipality or other political subdivision thereof, or any regulatory, administrative or other department, agency (including the IRS), or any political or other subdivision, department or branch of any of the foregoing (“Governmental Authority”) in connection with any loss or breach (including, for the avoidance of doubt, any amount determined under Section 6418(g)(2)(A)(ii) of the Code) described in Section 11(a)(i) or (iv); and
iv.any fraud, gross negligence or willful misconduct of Seller or Seller HoldCo in connection with any Transaction Document to which Seller or Seller HoldCo is a party or the transactions contemplated thereby.
(b)    In addition to other terms and conditions contemplated by this Section 11, Seller and Seller HoldCo’s indemnification obligations pursuant to this Section 11 shall be subject to the following:
i.Buyer shall not receive compensation for Damages suffered by it to the extent that such Damages are caused by (A) Buyer’s inability to use the Tax Credits for lack of tax capacity, (B) Buyer’s breach of any of its representations, warranties, or covenants contained in this Agreement or any other Transaction Document to which Seller is a party or (C) any fraud, gross negligence or willful misconduct of Buyer in connection with any Transaction Document to which Buyer is a party of the transactions contemplated thereby; and
ii.Seller and Seller HoldCo’s (or any of their affiliates’) indemnity obligations pursuant to this Section 11 shall not exceed the lesser of (x) 150% of the Tax Credits and (y) an amount equal to the “Cap”, calculated as: (1) the amount of Tax Credits; plus (2) any additional tax, interest or penalties imposed on Buyer (for the avoidance of doubt, including any amount imposed under Section 6418(g)(2)(A)(ii) of the Code) in connection with the resulting underpayment, the Excessive Credit Transfer or the payments made under this Section 11; plus (3) Buyer’s attorneys’ fees and other costs incurred to enforce its rights under this Agreement or any other Transaction Document; provided, that such Cap shall not apply to third-party claims (excluding claims from the Internal Revenue Service resulting in the loss, disallowance, or reduction of the Tax Credits)] or Damages for any fraud, gross negligence or willful misconduct of Seller or Seller HoldCo.
(c)    Any amount payable by Seller, Seller HoldCo or Buyer pursuant to this Section 11 shall be treated as nontaxable reimbursement or purchase price adjustment, as the case may be; provided, however, (i) if Vinson & Elkins LLP (as counsel to Buyer) delivers a legal opinion that any such amount “more likely than not” be treated as a taxable payment or (ii) if the IRS subsequently determines that any such indemnity payment is reportable as income, then such amount shall be increased by the amount of any U.S. federal income tax (including any penalties, interest and additions to tax (and other related costs)) required to be paid by Buyer, Seller, or Seller HoldCo as applicable, on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such tax required to be paid by Buyer on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 11, using the highest marginal U.S. federal income tax rate then applicable to corporations. Each Party shall report such amounts paid under this Section 11 consistent with the foregoing unless otherwise required by applicable law.

12.    Indemnification Procedures.
(a)Buyer may seek indemnification from Seller or Seller HoldCo under Section 11 for any Buyer Claim at any time following the occurrence thereof by providing written notice to Seller or Seller HoldCo of such Buyer Claim.
(b)Buyer shall, in good faith, first seek recovery under the Tax Credit Insurance Policy for any Buyer Claims subject to coverage thereunder. Seller and Seller HoldCo shall reasonably cooperate in the efforts of Buyer to submit and prosecute claims under the Tax Credit Insurance Policy, including by timely responding to informational requests and disclosing or submitting such documentation as the insured parties may reasonably require in connection with such claim procedure. For the avoidance of doubt, if the proceeds under any Tax Credit Insurance Policy are less than the total Buyer Claim for which Seller or Seller HoldCo is obligated to indemnify Buyer under this Section 11 for any reason (other than the explicit limitations on the amount of Buyer’s recovery set forth in this Agreement), including the existence of a Retention (as defined under the Tax Credit Insurance Policy) under the Tax Credit Insurance Policy, Seller and Seller HoldCo will remain liable for the remaining unpaid amount of the Buyer Claim in accordance with Section 11.
(c)If a Buyer Claim is submitted to the insurance provider or correspondent pursuant to the Tax Credit Insurance Policy, then the period of time before Buyer can claim indemnification from Seller or Seller HoldCo hereunder shall be extended for a reasonable period of time not to exceed 30 days (or such other amount of time as agreed by the Parties) after notice of a claim (with respect to such Buyer Claim) is provided to the insurance provider (the “Insurance Claim Period”); provided that, the Insurance Claim Period shall not be extended, and Buyer shall be permitted to claim indemnification from Seller hereunder not later than 30 days prior to the date on which Buyer is required to make any payment to any relevant Governmental Authority with respect to such Buyer Claim.
(d)If such Buyer Claim is covered and paid in full under the Tax Credit Insurance Policy during the Insurance Claim Period, then Seller shall not have any indemnification obligations hereunder in connection with such Buyer Claim, but solely to the extent of such coverage and payment received by Buyer.
(e)If all or portion of a Buyer Claim is (1) not paid to Buyer under the Tax Credit Insurance Policy within the Insurance Claim Period pursuant to clause (c) above, and (2) undisputed by Seller, then payment of any such Buyer Claim shall be made by Seller within ten (10) Business Days (or such other amount of time as agreed by the Parties) thereafter. If all or a portion of a Buyer Claim for which Seller or Seller HoldCo is obligated to indemnify Buyer under this Section 11 is (x) not subject to coverage under the Tax Credit Insurance Policy or is rejected for payment thereunder by the applicable insurance provider or correspondent pursuant to the Tax Credit Insurance Policy and (y) undisputed by Seller, then payment of any such Buyer Claim (subject to the explicit limitations on the amount of Buyer’s recovery set forth in this Agreement) shall be made by Seller within ten (10) Business Days (or such other amount of time as agreed by the Parties) after such Buyer Claim is made or rejected, as applicable.
(f)In the event that Buyer receives an indemnification payment for a Buyer Claim and subsequently recovers any amounts for the same Damages for which Buyer was indemnified by Seller, Buyer shall repay such amounts to Seller, as applicable, to the extent necessary to
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prevent a double recovery, promptly but in no event later than ten (10) Business Days after such duplicate recovery is received and Seller shall be exculpated from any such Buyer Claim.
13.    Tax Proceedings.
(a)In the event of any pending, or threatened in writing, any tax audit, examination, investigation, trial, defense, adjustment, deficiency, assessment or other similar proceeding by the IRS, in each case relating to the transfer or claim of the Tax Credits, the election to transfer or claim the Tax Credits, or the amount of the Tax Credits (each a “Tax Proceeding”), the Party first receiving notice of such Tax Proceeding shall promptly (but no later than five (5) Business Days thereafter) provide written notice thereof to the other Party; provided that, any failure of a Party to provide timely notice to the other Party under this Section 13 shall not affect Buyer’s right to indemnification under Section 11 except to the extent that Seller or Seller HoldCo has been actually prejudiced by such failure and then only to such extent. Such notice shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any related correspondence received from the Governmental Authority.
(b)Subject to the terms hereof and any relevant provisions in the Tax Credit Insurance Policy, Buyer shall have the exclusive right to control, manage, defend against, negotiate, and settle any Tax Proceeding against Buyer or its affiliates. Buyer shall keep Seller and Seller HoldCo reasonably informed of the progress of such Tax Proceeding and any developments relevant to the Tax Credits, including promptly providing to Seller or Seller HoldCo a summary of any substantive communication with the IRS or any other taxing authority (including, reasonably in advance of sending to the IRS or any other taxing authority, a copy of any draft written communication to be sent to the IRS or such other taxing authority), and shall consider in good faith any reasonable comments provided by Seller or Seller HoldCo to Buyer in respect of such Tax Proceeding. To the extent permitted by the relevant taxing authority and any relevant provisions in the Tax Credit Insurance Policy, Seller and Seller HoldCo shall be entitled to participate in conferences or meetings (or applicable portions thereof) with the relevant taxing authority with respect to such Tax Proceeding (at Seller and Seller HoldCo’s own expense and with counsel of their own choosing, reasonably acceptable to Buyer). Unless required or permitted by Tax Credit Insurance Policy, Buyer shall not, nor shall it permit any affiliate to, without Seller or Seller HoldCo’s prior written consent (with such consent not to be unreasonably withheld, conditioned or delayed) (i) enter into any closing agreement under Code Section 7121 (or any other binding settlement agreement with respect to any applicable income tax return), (ii) file a petition for judicial review, (iii) file a request for an administrative adjustment, (iv) make any waiver in respect of adjustments for math or clerical errors, (v) enter into an agreement extending the period of limitations as contemplated, or (vi) settle, compromise, or resolve any such Tax Proceedings.
(c)Subject to the terms hereof and any relevant provisions in the Tax Credit Insurance Policy, Seller and Seller HoldCo shall have the exclusive right to control, manage, defend against, negotiate, and subject to the other terms hereof, settle any Tax Proceeding against Seller HoldCo or its affiliates. Seller and Seller HoldCo shall keep Buyer reasonably informed of the progress of such Tax Proceeding and any developments relevant to the Tax Credits, including promptly providing to Buyer a summary of any substantive communication with the IRS or any other taxing authority (including, reasonably in advance of sending to the IRS or any other taxing authority, a copy of any draft written communication to be sent to the IRS or such other taxing authority), and shall consider in good faith any reasonable comments provided by Buyer to Seller and Seller HoldCo in respect of such Tax Proceeding. To the extent permitted by the relevant taxing authority, Buyer shall be entitled to participate in conferences or meetings (or applicable portions thereof) with the relevant taxing authority with respect to such Tax Proceeding (at Buyer’s own expense and with counsel of its own choosing, reasonably acceptable to Seller). Seller and Seller HoldCo shall not, nor shall they permit any affiliate to, without Buyer’s prior written consent (with such consent not to be unreasonably withheld, conditioned or delayed) (i) enter into any closing agreement under Code Section 7121 (or any other binding settlement agreement with respect to any applicable income tax return), (ii) file a petition for judicial review, (iii) file a request for an administrative adjustment, (iv) make any waiver in respect of adjustments for math or clerical errors, (v) enter into an agreement extending the period of limitations as contemplated, or (vi) settle, compromise, or resolve any such Tax Proceedings. Seller and Seller HoldCo acknowledge and agree that Buyer may provide any documentation or other correspondence received by it to the insurance provider or consultant pursuant to Tax Credit Insurance Policy.
(d)Without limiting the other terms of this Section 13, Buyer, on one hand, and Seller and Seller HoldCo, on the other, shall, to the extent reasonably requested by the other Party, reasonably cooperate with the other Party and any other insurance provider or consultant pursuant to the Tax Credit Insurance Policy in connection with any Tax Proceeding. Such cooperation shall include providing any information reasonably requested and the retention and the provision of records and information that are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. No Party shall take any acts or omissions that could reasonably be expected to trigger an exclusion from coverage pursuant to, or void, the Tax Credit Insurance Policy; provided, that, the foregoing shall not prevent Buyer from extending or tolling the statute of limitations applicable to its federal income tax return for the 2025 taxable year beyond the expiry of the term of the Tax Credit Insurance Policy.
(e)The parties agree to comply with the terms of the Tax Credit Insurance Policy and shall amend this Agreement, as needed, to reflect the final terms of the Tax Credit Insurance Policy.
14.    Notice. All notices, requests, claims, demands, and other communications provided for or permitted hereunder shall be in writing and shall be delivered (a) by hand delivery, (b) through the United States mail, postage prepaid, certified, return receipt requested, (c) through or by nationally recognized overnight delivery service, or (d) by electronic mail, in each case addressed to the parties as follows: All such notices and communications shall be effective when received at the relevant address.
If to Seller:    Calistoga Resiliency Center, LLC
4165 East Thousand Oaks Blvd
Suite 100
Westlake Village, CA 91362
Attention: Chief Legal Officer
Email: legal@energyvault.com
If to Seller HoldCo:    Calistoga Resiliency Center HoldCo, LLC
4165 East Thousand Oaks Blvd
Suite 100
Westlake Village, CA 91362
Attention: Chief Legal Officer
Email: legal@energyvault.com
If to Buyer:    Vitol Inc.
2925 Richmond Avenue, Suite 1100

Houston, TX 77098
Attention: Tax Manager
Email: [*]
With a copy to:
2925 Richmond Avenue, Suite 1100
Houston, TX 77098
Attention: General Counsel
Email: [*]
15.Governing Law; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in all respects in accordance with the laws of the State of New York. Any action or proceeding (whether based on contract, tort or otherwise) between the parties seeking to enforce any provision of, or arising out of, relating to or in connection with, this Agreement or the transactions contemplated hereunder shall be brought and determined exclusively in any federal or state court in the Borough of Manhattan, City of New York, State of New York, to whose jurisdiction the parties hereby submit. In any such proceeding the parties waive any objection to forum including, without limitation, any objection based on lack of personal jurisdiction, improper venue, inconvenient forum, or any right to jurisdiction on account of the place of residence or domicile of either party. EACH PARTY KNOWINGLY, INTENTIONALLY, IRREVOCABLE AND UNCONDITIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDINGS RELATING TO, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT.
16.Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement of the parties with respect to the subject matter hereof, and any representation, inducement, promise or agreement between the parties with respect to the subject matter of this Agreement that is not embodied herein shall be null and void and of no further force or effect.
17.Assignment. No party may assign this Agreement, except as provided in the Consent, in whole or in part, without the written consent of the other party.
18.Amendment. This Agreement may not be modified, amended or otherwise altered except by written agreement executed by Buyer, Seller and Seller HoldCo.
19.Counterparts and Electronic Signatures. This Agreement and any amendments hereof may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Agreement and any amendments may be signed by facsimile transmission, PDF or other electronic signature and any such signature shall be deemed an original.
20.Time is of the Essence. Time is of the essence with respect to all of the terms of this Agreement.
21.Expenses. Seller shall reimburse Buyer for its reasonable and documented out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated herein, subject to an aggregate cap of $500,000 (“Transaction Expenses”) due upon Closing and shall be paid no later than December 31, 2025, for the avoidance of doubt, this Section 21 shall be operative regardless of whether Tax Credit Closing Date is achieved and shall survive any termination of this Agreement.

Upon termination of this Agreement, all outstanding Transaction Expenses shall be paid to or on behalf of Buyer within five (5) business days.
22.Expiration. This Agreement, including the indemnity obligations provided hereunder, shall expire on the date that is one hundred eighty (180) days following the expiration of the statute of limitations on assessment of federal income tax liability for Seller, Seller HoldCo’s, or Buyer’s 2025 taxable year, as such statute of limitations shall be tolled or extended, provided any indemnity obligations shall not expire with respect to such Tax Credit Loss unless the indemnifying party has satisfied its obligations under Section 6418(g)(3) of the Code; provided further Seller and Buyer agree to toll the period within which Buyer may assert a claim against Seller or Seller HoldCo to account for the period of time during which Buyer’s claim under the Tax Credit Insurance Policy is pending. Notwithstanding the foregoing, any claim for Damages asserted prior to the expiration of this Agreement shall survive such expiration until such claim is finally resolved.
23.Confidentiality. Each party hereto shall treat confidentially this Agreement (including its existence and all terms hereof) and all information received from the other party or its representatives in connection with this Agreement and the transactions contemplated hereby and only use such information for the purposes of the transactions set forth herein; provided that no party shall be prevented from disclosing this Agreement or any such information (i) with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed), (ii) to such party’s counsel, auditors, accountants, directors, officers, actual or prospective lenders or financing parties, and employees and directors, officers and employees of affiliated companies and representatives thereof or its financial or legal advisors who need to know such information and agree to treat such information confidentially; or (iii) to the extent required or requested to be disclosed by applicable law or legal process, including, but not limited to, the IRS and other governmental authorities, including such party’s obligations under U.S. securities laws; provided that neither party shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the Tax Credits or the transactions contemplated hereby or thereby, without the prior written consent of the other Party, unless such disclosure is required by applicable law or by any listing agreement with, or the listing rules of, a national securities exchange or trading market, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide the other party with a reasonable opportunity to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable comments suggested thereto.
[COUNTERPART SIGNATURE PAGES TO FOLLOW.]

COUNTERPART SIGNATURE PAGE

TAX CREDIT PURCHASE AGREEMENT
IN WITNESS WHEREOF, the undersigned has executed this counterpart signature page to this Agreement as of the day and year first above written. The undersigned by its signature hereby agrees to be bound by the terms and conditions of this Agreement and this counterpart signature page.
BUYER:
VITOL INC.

By:
Name:
Title:
Signature Page to
Tax Credit Purchase Agreement

Schedule PL

EXHIBIT A

Payment Instructions

EXHIBIT B

Project Description

EXHIBIT C
Tax Credit Representation Certificate

EXHIBIT D
Transfer Election Statement

EXHIBIT E
Form of Continuous Operation Certificate